Exhibit 99.1
DYNAMICS RESEARCH CORPORATION
REPORTS PRELIMINARY
FOURTH QUARTER AND FULL YEAR 2006 RESULTS
Andover, Mass.—February 5, 2007—Dynamics Research Corporation (Nasdaq: DRCO), a provider of innovative engineering, technical and information technology services and solutions to federal and state governments today announced preliminary revenue and earnings for the fourth quarter and full year ended December 31, 2006. As previously announced the company anticipates reporting final 2006 results on February 28, 2007, followed by a conference call on the morning of March 1, 2007.
Financial Results
The company reported preliminary revenue for the fourth quarter of 2006 of approximately $60 million, consistent with previously issued guidance of $59 to $62 million. For the year ended December 31, 2006 preliminary revenue was approximately $259 million. Earnings per diluted share are expected to be in the high end of the range of previously issued guidance of $0.13 to $0.16 per diluted share for the fourth quarter and $0.40 to $0.43 for the full year 2006.
Business Highlights
“Responding to a rapidly changing Federal IT market, we took action early in 2006 to quickly adapt to the new environment and position the company to sustain organic growth and improve profitability. These actions have been effective. In the fourth quarter of 2006 the improvements in financial results, which we had expected, were achieved. Clearly, we are on-track to see continued success from our business development initiatives and earnings growth in 2007,” said Jim Regan, DRC’s chairman and chief executive officer.
About Dynamics Research Corporation
DRC is headquartered in Andover, Massachusetts and has major offices in Vienna, Virginia and Fairborn, Ohio. The company has 27 additional field offices throughout the United States providing direct support to all branches of the Department of Defense and several state government agencies.
Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For more than 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit our website at www.drc.com.
Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.